Exhibit (a)(1)(vi)

MANOR CARE, INC.

Supplement to Offer to Exchange

2.125% Convertible Senior Notes Due 2023

for Any and All Outstanding

2.125% Convertible Senior Notes due 2023
(CUSIP Nos. 564055AD3 and 564055AE1)

THE OFFER WILL NOW EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON THURSDAY, DECEMBER 2, 2004, UNLESS EXTENDED OR EARLIER TERMINATED (SUCH TIME AND DATE, AS THE SAME MAY BE EXTENDED OR EARLIER TERMINATED, THE “EXPIRATION DATE”). HOLDERS OF OLD NOTES MUST TENDER, AND NOT WITHDRAW, THEIR OLD NOTES PRIOR TO THE EXPIRATION DATE TO BE ELIGIBLE TO EXCHANGE THEIR OLD NOTES FOR NEW NOTES (AS DESCRIBED IN THE OFFER TO EXCHANGE).

     This Supplement to the Offer to Exchange (this “Supplement”) amends and supplements the Offer to Exchange, the related Letter of Transmittal and related documents dated November 3, 2004, pursuant to which Manor Care, Inc., a Delaware corporation (“Manor Care” or the “Company”), offered (i) to exchange $1,000 in principal amount of 2.125% Convertible Senior Notes due 2023 (the “New Notes”) and (ii) a one time cash payment (an “Exchange Fee”) equal to 0.25% of the principal amount of outstanding 2.125% Convertible Senior Notes due 2023 (the “Old Notes” and together with the New Notes, the “Notes”) for each $1,000 in principal amount of our outstanding Old Notes that is properly tendered and accepted for exchange upon the terms and subject to the conditions set forth in the Offer to Exchange dated November 3, 2004 (the “Offer to Exchange”), this Supplement and in the related Letter of Transmittal (the “Letter of Transmittal”). The offer to exchange the Notes (including the payment of an Exchange Fee) pursuant to the Offer to Exchange and this Supplement is referred to herein as an “Offer.” The Offer is not contingent upon the tender or exchange of any minimum principal amount of Old Notes. The Offer, however, is conditioned upon satisfaction of certain conditions.

     The Offer will now expire at 12:00 midnight, New York City time, on December 2, 2004 unless extended by the Company in its sole discretion, subject to the right of the Company, in its sole discretion, subject to applicable law, to terminate, withdraw or amend the Offer at any time as discussed in the Offer to Exchange. Any extension of the Offer will be announced by press release no later than 9:00 a.m. New York City time, on the next New York Stock Exchange trading day after the previously scheduled Expiration Date.

     Any questions or requests for assistance concerning the Offer may be directed to Global Bondholder Services Corporation (referred to herein as the “Exchange Agent” and the “Information Agent”) at the address and telephone number set forth below and on the back cover of the Offer to Exchange. Requests for additional copies of the Offer to Exchange, this Supplement, the Letter of Transmittal or any other related documents may be directed to the Information Agent at the address and telephone numbers set forth below and on the back cover of the Offer to Exchange. Beneficial owners may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

Information and Exchange Agent for the Offer is:

Global Bondholder Services Corporation
65 Broadway — Suite 704
New York, NY 10006
Attn: Corporate Actions
Banks and Brokers Call: (212) 430-3774
or
Call Toll Free: (866) 470-4500

November 19, 2004

     Manor Care is amending and supplementing the Offer to Exchange, the related Letter of Transmittal and related documents. In addition, the Expiration Date of the Offer has been extended to 12:00 midnight, New York City time, on Thursday, December 2, 2004. The following information supplements, amends and revises the information provided in the Offer to Exchange and the related Letter of Transmittal and related documents and therefore, should be read carefully in conjunction with the Offer to Exchange and the related Letter of Transmittal.

(1) The first sentence in the boxed paragraph on page i (the cover page) of the Offer to Exchange is hereby amended to delete the words “Wednesday, December 1, 2004” and replace them with the following: “Thursday, December 2, 2004”.

(2) The first sentence of the second paragraph on page i (the cover page) of the Offer to Exchange is hereby amended to delete the words “December 1, 2004” and replace them with the following: “December 2, 2004”.

(3) The second sentence in the first full paragraph found on page v of the Offer to Exchange under the section entitled “Special Note Regarding Forward-Looking Statements” is hereby deleted.

(4) The caption “Expiration Date” in the section entitled “Summary of the Offer to Exchange” on page 1 of the Offer to Exchange is hereby amended and restated in its entirety as follows:

Expiration Date...The Offer commenced on Wednesday, November 3, 2004 and will expire at 12:00 midnight, New York City time, on Thursday, December 2, 2004, unless extended by the Company in its sole discretion (the “Expiration Date”), subject to the right of the Company in its sole discretion and subject to applicable law, to terminate, withdraw or amend such Offer at any time as described in “The Offer to Exchange — Conditions to the Offer” on page 31 of this Offer to Exchange.

(5) After the final paragraph on page 27 of the Offer to Exchange under the section entitled “Ratio of Earnings to Fixed Charges”, the following shall be inserted as a new section entitled “Selected Financial Information”:

SELECTED FINANCIAL INFORMATION

     Set forth below is certain selected financial information relating to us for the periods indicated. The selected financial information (other than the ratio of earnings to fixed charges and book value per common share) set forth as of and for the years ended December 31, 2003 and 2002 has been excerpted or derived from the audited financial statements contained in our Annual Report on Form 10-K for the year ended December 31, 2003. The selected financial information (other than the ratio of earnings to fixed charges and book value per common share) set forth as of and for the nine months ended September 30, 2004 and 2003 has been excerpted or derived from the unaudited financial statements set forth in our Quarterly Reports on Form 10-Q for the quarters ended September 30, 2004 and 2003. In the opinion of management, the financial information as of and for the nine months ended September 30, 2004 and 2003 reflects all normal recurring adjustments considered necessary for a fair presentation. Operating results for the nine months ended September 30, 2004 are not necessarily indicative of the results that may be expected for the year ending December 31, 2004. More comprehensive information is included in our most recent Annual Report on Form 10-K for the year ended December 31, 2003 and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2004. The financial information that follows is qualified in its entirety by reference to such reports, which are incorporated into this Offer to Exchange by reference.

Summary Financial Information
(In thousands, except per share amounts and ratios)

	As of and for the		As of and for the
	nine months ended September 30,		year ended December 31,
	2004	2003	2003	2002
Results of operations
Revenues	$2,403,291	$2,242,385	$3,029,441	$2,905,448
Income before other income (expenses) and income taxes	222,865	150,049	219,531	213,715
Income before cumulative effect	120,300	81,086	119,007	131,864
Net income	120,300	81,086	119,007	130,550
Earnings per share — basic:
Income before cumulative effect	$1.38	$.90	$1.33	$1.34
Net income	1.38	. 90	1.33	1.33
Earnings per share — diluted:
Income before cumulative effect	$1.35	$.89	$1.31	$1.33
Net income	1.35	.89	1.31	1.31
Balance sheet data
Current assets	$536,217	$558,050	$585,399	$510,817
Noncurrent assets	1,812,245	1,788,720	1,811,312	1,818,255
Current liabilities	418,596	398,742	387,502	641,864
Noncurrent liabilities	960,246	996,759	1,034,104	671,161
Other financial data
Ratio of earnings to fixed charges	4.6x	4.2x	4.4x	5.1x
Book value per common share	$11.21	$10.69	$10.95	$10.69

(6) The sixth (6th) bullet point on page 29 of the Offer to Exchange under the section entitled “The Offer to Exchange — Terms of the Offer; Period for Tendering” is hereby amended and restated in its entirety as follows:

The Offer expires at 12:00 midnight, New York City time, on Thursday, December 2, 2004. We may, however, in our sole discretion, extend the period of time for which the Offer is open. References in this Offer to Exchange to the Expiration Date mean 12:00 midnight, New York City time, on Thursday, December 2, 2004 or, if extended by us, the latest date to which the Offer is extended.

(7) The first sentence of the first (1st) bullet point on page 31 of the Offer to Exchange under the section entitled “The Offer to Exchange — Important Reservation of Rights Regarding the Offer” is hereby amended and restated in its entirety as follows:

We also reserve the absolute right to waive any defects or irregularities or conditions of the Offer as to any particular Old Notes either before or after the Expiration Date.

(8) The first sentence of the section entitled “The Offer to Exchange — Withdrawal of Tenders” on page 35 of the Offer to Exchange is hereby amended and restated in its entirety as follows:

You may withdraw your tender of Old Notes (i) at any time prior to 12:00 midnight, New York City time, on the Expiration Date, or any subsequent date to which we extend it; or (ii) if not exchanged for New Notes, after the expiration of 40 business days from the commencement of the Offer.

(9) The second sentence of the third (3rd) paragraph under the section entitled “Where You Can Find More Information” on page 68 of the Offer to Exchange is hereby amended by deleting the clause “, and information that we file later with the SEC will automatically update and supersede this information”.

(10) The final sentence of the third (3rd) paragraph under the section entitled “Where You Can Find More Information” on page 68 of the Offer to Exchange is hereby amended by deleting the following clause “and any future filings we will make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the completion or termination of this Offer”.

(11) The first sentence in the boxed paragraph on page 1 (the cover page) of the Letter of Transmittal is hereby amended and restated in its entirety as follows:

THE EXCHANGE OFFER WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON DECEMBER 2, 2004, UNLESS EXTENDED BY US (THE “EXPIRATION DATE”).

(12) The second to last paragraph on page 1 (the cover page) of the Letter of Transmittal is hereby amended and restated in its entirety as follows:

BEFORE COMPLETING THIS LETTER OF TRANSMITTAL, YOU SHOULD READ THE LETTER OF TRANSMITTAL, THE ACCOMPANYING INSTRUCTIONS AND THE OFFER TO EXCHANGE, DATED NOVEMBER 3, 2004, AS EACH MAY BE AMENDED OR SUPPLEMENTED, CAREFULLY.

(13) The final paragraph on page 1 (the cover page) of the Letter of Transmittal is hereby deleted in its entirety.

(14) The first sentence in the boxed paragraph on page 1 (the cover page) of the Notice of Guaranteed Delivery is hereby amended and restated in its entirety as follows:

THE EXCHANGE OFFER WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON DECEMBER 2, 2004, UNLESS EXTENDED BY US (THE “EXPIRATION DATE”).

(15) The first sentence in the boxed paragraph on page 1 of the Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees is hereby amended and restated in its entirety as follows:

THE EXCHANGE OFFER WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON DECEMBER 2, 2004, UNLESS EXTENDED BY US (THE “EXPIRATION DATE”).

(16) The first sentence in the boxed paragraph on page 1 of the Letter to Clients for Use by Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees is hereby amended and restated in its entirety as follows:

THE EXCHANGE OFFER WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON DECEMBER 2, 2004, UNLESS EXTENDED BY US (THE “EXPIRATION DATE”).

     Manor Care has filed an amendment to the Tender Offer Statement on Schedule TO (as amended, “Schedule TO”) with the SEC furnishing the above information and may file further amendments thereto with respect to the Offer. The Schedule TO and any and all amendments thereto, including exhibits, may be examined and copies may be obtained from the SEC in the manner described on page 68 of the Offer to Exchange under the sectioned entitled “Where You Can Find More Information”.

     Except as modified by this Supplement and any amendments to Schedule TO, the terms and conditions set forth in the Offer to Exchange remain applicable in all respects to the Offer, and this Supplement should be read in conjunction with the Offer to Exchange and the related Letter of Transmittal.

     To obtain additional copies of the Offer to Exchange, this Supplement or the Letter of Transmittal, please contact the Information Agent. Any questions about the Offer or procedures for accepting the Offer may be directed to the Information Agent.

The Information Agent and Exchange Agent for the Offer is:

Global Bondholder Services Corporation
65 Broadway — Suite 704
New York, New York 10006
Attn: Corporate Actions
Banks and Brokers Call: (212) 430-3774
or
Call Toll Free: (866) 470-4500

By Mail:	By Overnight Courier:	By Hand:

65 Broadway — Suite 704	65 Broadway — Suite 704	65 Broadway — Suite 704
New York, New York 10006	New York, New York 10006	New York, New York 10006
Attn: Corporate Actions	Attn: Corporate Actions	Attn: Corporate Actions